Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-259205
(To Prospectus dated September 14, 2021,
Prospectus Supplement dated September 14, 2021
and Product Supplement EQUITY LIRN-1 dated
January 25, 2022)

477,100 Units $10 principal amount per unit CUSIP No. 78015B641	Pricing Date Settlement Date Maturity Date	March 17, 2022 March 24, 2022 March 28, 2024

Capped Notes Linked to the Energy Select Sector SPDR® Fund
◾      Maturity of approximately two years
◾      2-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of 43.60%
◾      1-to-1 downside exposure to decreases in the Underlying Fund beyond a 10.00% decline, with up to 90.00% of your principal at risk
◾       All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
◾      No periodic interest payments
◾      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
◾     Limited secondary market liquidity, with no exchange listing
◾       The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-1.
The initial estimated value of the notes as of the pricing date is $9.511 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$ 4,756,000.00
Underwriting discount(1)	$0.20	$ 80,420.00
Proceeds, before expenses, to RBC	$9.80	$ 4,675,580.00
(1)
The public offering price and underwriting discount for an aggregate of 300,000 units purchased by an individual investor or in combined transactions with the investor’s household is $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
March 17, 2022

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
Summary
The Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC.  The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the Energy Select Sector SPDR® Fund (the “Underlying Fund”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value, but greater than or equal to the Threshold Value, you will receive the principal amount of the notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes		Redemption Amount Determination
Issuer:	Royal Bank of Canada (“RBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The Energy Select Sector SPDR® Fund (Bloomberg symbol: “XLE”).
Starting Value:	$73.95
Ending Value:
The average of the Closing Market Prices of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY LIRN-1.

Threshold Value:	$66.56 (90% of the Starting Value, rounded to two decimal places).
Participation Rate:	200%
Price Multiplier:	1, subject to adjustment for certain organizational events relating to the Underlying Fund described beginning on page PS-23 of product supplement Equity LIRN-1.
Capped Value:	$14.36 per unit, which represents a return of 43.60% over the principal amount.
Maturity Valuation Period:	March 19, 2024, March 20, 2024, March 21, 2024, March 22, 2024 and March 25, 2024
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” below.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).

Capped Notes	TS-2

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY LIRN-1 dated January 25, 2022: https://www.sec.gov/Archives/edgar/data/1000275/000114036122002551/brhc10033059_424b5.htm
◾	Series I MTN prospectus supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
◾	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Investor Considerations

You may wish to consider an investment in the notes if:
◾	You anticipate that the Market Measure will increase moderately from the Starting Value to the Ending Value.
◾	You are willing to risk a loss of principal and return if the Market Measure decreases from the Starting Value to an Ending Value that is below the Threshold Value.
◾	You accept that the return on the notes will be capped.
◾	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾	You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.
◾
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our  actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾
You believe that the Market Measure will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

◾	You seek 100% principal repayment or preservation of capital.
◾	You seek an uncapped return on your investment.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive dividends or the other benefits of directly owning shares of the Underlying Fund or the securities held by the Underlying Fund.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Notes	TS-3

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
Hypothetical Payout Profile and Examples of Payments at Maturity
Capped Notes
This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 90% of the Starting Value and the Capped Value of $14.36. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Market Measure, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 90, the Participation Rate of 200%, the Capped Value of $14.36 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual prices of the Market Measure, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Market Measure, which you would otherwise be entitled to receive if you invested in the Market Measure. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
94.00	-6.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
104.00	4.00%	$10.80	8.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$14.00	40.00%
121.80	21.80%	$14.36(2)	43.60%
130.00	30.00%	$14.36	43.60%
140.00	40.00%	$14.36	43.60%
150.00	50.00%	$14.36	43.60%
160.00	60.00%	$14.36	43.60%
(1)	This is the hypothetical Threshold Value.
(2)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $73.95, which was the Closing Market Price of the Market Measure on the pricing date.

(3)	The Redemption Amount per unit cannot exceed the Capped Value.

Capped Notes	TS-4

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	80.00

Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	95.00

Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 104.00, or 104.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	104.00

= $10.80 Redemption Amount per unit
Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00

= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $14.36 per unit

Capped Notes	TS-5

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY LIRN-1, page S-2 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
◾	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

◾
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or the securities held by the Market Measure.

Valuation and Market-related Risks
◾
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

◾
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the price of the Market Measure, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

◾
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
◾
The sponsor and advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

◾
You will have no rights of a holder of shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

◾
While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Market Measure or the securities held by the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control the Underlying Fund or the issuers of those securities, and have not verified any disclosure made by any other company.

◾	There are liquidity and management risks associated with the Underlying Fund.

Capped Notes	TS-6

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
◾
The performance of the Market Measure may not correlate with the performance of the securities held by the Underlying Fund as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

◾
The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of LIRNs—Anti Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY LIRN-1.

Tax-related Risks
◾
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Tax Consequences—Canadian Taxation” in the prospectus dated September 14, 2021.

Additional Risk Factors
The securities held by the Underlying Fund are concentrated in one sector. As a result, the securities that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on the notes will be subject to certain risks associated with a direct investment in the energy sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

A limited number of stocks held by the Underlying Fund may affect its price, and the stocks held by the Underlying Fund are not necessarily representative of the energy sector. While the securities held by the Underlying Fund are common stocks of companies generally considered to be involved in various segments of the energy sector, the securities held by the Underlying Fund may not follow the price movements of the entire energy sector generally. As of the date of this document, less than five securities accounted for more than half of the Underlying Fund's holdings. If these securities decline in value, the Underlying Fund will likely decline in value even if security prices in the energy sector generally increase in value.
Adverse conditions in the energy sector may reduce your return on the notes. The issuers of the stocks held by the Underlying Fund develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the securities held by the Underlying Fund and, therefore, the price of the Underlying Fund and the value of the notes.

Capped Notes	TS-7

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
The Underlying Fund
All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, SSGA Funds Management (“SSGA FM”). The consequences of any discontinuance of the Underlying Fund are discussed in the section entitled “Description of the LIRNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-30 of product supplement EQUITY LIRN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund, or any successor to the Underlying Fund.
The Energy Select Sector SPDR® Fund is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of the Energy Select Sector Index (the “Underlying Index”, a free float-adjusted market capitalization weighted index that measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector SPDR® Fund is composed of companies whose primary line of business is associated with the following industries: oil, gas and consumable fuels, and energy equipment and services.
Information filed with the SEC relating to the Underlying Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to CIK number 1064641 through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the Underlying Fund trade on the NYSE Arca under the ticker symbol “XLE.”
We have derived all information regarding the Underlying Fund from publicly available information and have not independently verified any information regarding the Underlying Fund. This document relates only to the securities and not to the Energy Select Sector SPDR® Fund. We make no representation as to the performance of the Underlying Fund over the term of the notes.
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.
•
The eleven Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices.

•
Each constituent stock of the S&P 500® Index is assigned to a Select Sector Index based on the Global Industry Classification Sector (“GICS”) structure. Each Select Sector Index is made up of all the stocks in the applicable GICS sector.

•
Each Select Sector Index is calculated by the Index Sponsor using a capped market capitalization methodology where single index constituents or defined groups of index constituents are confined to a maximum weight and the excess weight is distributed proportionally among the remaining index constituents. Each Select Sector Index is rebalanced from time to time to re-establish the proper weighting.

•
For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the third Friday of March, June, September and December using the following procedures: (1) The rebalancing reference date is the second Friday of March, June, September and December; (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization methodology. Modifications are made as defined below.

i.
If any Component Stock has a weight greater than 24%, that Component Stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no Component Stock exceeds 25% as of the quarter-end diversification requirement date.

ii.	All excess weight is equally redistributed to all uncapped Component Stocks within the relevant Select Sector Index.

Capped Notes	TS-8

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
iii.
After this redistribution, if the float-adjusted market capitalization weight of any other Component Stock(s) then breaches 23%, the process is repeated iteratively until no Component Stocks breaches the 23% weight cap.

iv.	The sum of the Component Stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
v.
If the rule in step (iv) is breached, all the Component Stocks are ranked in descending order of their float-adjusted market capitalization weights and the first Component Stock that causes the 50% limit to be breached has its weight reduced to 4.5%.

vi.	This excess weight is equally redistributed to all Component Stocks with weights below 4.5%. This process is repeated iteratively until step (iv) is satisfied.
vii.
Index share amounts are assigned to each Component Stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each Component Stock at the rebalancing differs somewhat from these weights due to market movements.

viii.
If, on the second to last business day of March, June, September, or December a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September, or December and membership, shares outstanding, and IWFs as of the rebalancing date.

Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
A SPDR® Component Stock which has been assigned to one Select Sector Index may be determined to have undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes after the initial dissemination of information on the sector change.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.
Additional information regarding the calculation and composition of the Underlying Index, including the index methodology, may be found on S&P’s website. Information included in that website is not included or incorporated by reference into this document.

Capped Notes	TS-9

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
The following graph shows the daily historical performance of the Underlying Fund in the period from January 1, 2012 through March 17, 2022.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $73.95.
Historical Performance of the Underlying Fund
This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Capped Notes	TS-10

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
•
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Capped Notes	TS-11

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Underlying Fund. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY LIRN-1.

Capped Notes	TS-12

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated September 14, 2021.
Summary of U.S. Federal Income Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
◾	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
◾
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid cash-settled derivative contracts in respect of the Underlying Fund.

◾
Under this characterization and tax treatment of the notes, a U.S. holder (as defined on page 42 of the prospectus) generally will recognize capital gain or loss upon the sale or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

◾	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.  You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-1.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.
Terms Incorporated in Master Global Security
The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Redemption Amount Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

Capped Notes	TS-13

Capped Notes Linked to the Energy Select Sector SPDR® Fund, due March 28, 2024
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Capped Notes	TS-14